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                                                                     EXHIBIT 2.3

                                ESCROW AGREEMENT

     This Escrow Agreement (this "ESCROW AGREEMENT") is made and entered into as of October 13, 2000 (the "EFFECTIVE TIME") by and among DELANO TECHNOLOGY CORPORATION, an Ontario corporation ("DELANO"); DIGITAL ARCHAEOLOGY CORPORATION, a Kansas corporation ("DA"); the undersigned security holders of DA (collectively the "HOLDERS"); William Reisler, as the representative of the Holders (the "INDEMNIFICATION REPRESENTATIVE"); and Montreal Trust Company of Canada, as custodian of the Escrow Shares and Cash Escrow (as defined below) (the "CUSTODIAN").

     A. Delano/DA Acquisition Corp., a Kansas corporation and wholly owned subsidiary of Delano ("MERGER SUB") DA, and certain stockholders of DA (the "HOLDERS") have entered into an Agreement and Plan of Merger dated as of October 13, 2000 (the "MERGER AGREEMENT") setting forth certain terms and conditions pursuant to which Merger Sub is being merged into DA (the "MERGER").

     B. Pursuant to Section 2.2 of the Merger Agreement, Delano Merger Shares and Delano Merger Cash (as defined therein) are to be issued to the Holders.

     C. The Merger Agreement provides that fifteen percent (15%) (the "ESCROW PERCENTAGE") of the Merger Consideration issued for Outstanding DA Shares pursuant to the Merger will be placed in an escrow account to secure certain indemnification obligations of the Holders to Delano under Article X of the Merger Agreement on the terms and conditions set forth therein and herein.

     D. Unless otherwise indicated herein, all terms used herein without definition shall have the same meaning as set forth in the Merger Agreement.

     The foregoing recitals are made by the parties other than the Custodian.

     NOW THEREFORE, for and in consideration of the foregoing and the mutual covenants and agreements contained in the Merger Agreement and in this Escrow Agreement, the parties agree as follows:

     1.   ESTABLISHMENT OF ESCROW ACCOUNT

          1.1 DEPOSIT OF SHARES. Delano shall deposit immediately on the Holders' behalf with the Custodian stock certificates with stock powers of attorney duly endorsed in blank for transfer representing the Escrow Shares issued pursuant to the Merger registered in respective names of the Holders and in the respective amounts set forth on EXHIBIT 1.1 hereto (the "INITIAL ESCROW SHARES"). Any shares of Delano capital stock that result from any share dividend, reclassification, stock split, subdivision or combination of shares, recapitalization, merger or other events made with respect to any Escrow Shares held in escrow under this Escrow Agreement ("ADDITIONAL SHARES") shall be delivered to the Custodian and shall be held by the Custodian in accordance with this Escrow Agreement. Unless otherwise indicated, as used in this Escrow Agreement, the term "ESCROW SHARES" includes the Initial Escrow Shares and any Additional Shares. The Custodian agrees to accept delivery of the Escrow Shares and to hold such Escrow Shares in escrow in accordance with this Escrow Agreement and to release the Escrow Shares out of escrow as provided in this Escrow Agreement.

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          1.2  CASH ESCROW. Delano shall deposit immediately on the Holders'
behalf with the Custodian cash in United States currency paid pursuant to the Merger in the relative amounts as set forth on EXHIBIT 1.1 hereto. The cash deposited in connection with this Escrow Agreement is referred to as the "CASH ESCROW." The Escrowed Shares and the Cash Escrow are sometimes collectively referred to as the "TOTAL ESCROW."

          1.3 ESCROW ACCOUNT. The Custodian shall maintain the Cash Escrow in a separate, interest bearing account. Such interest shall remain a part of the Cash Escrow under this Escrow Agreement.

          1.4 DIVIDENDS; VOTING AND RIGHTS OF OWNERSHIP. Any cash dividends, dividends payable in property or other distributions of any kind (except for Additional Shares) made in respect of the Escrow Shares shall be distributed currently by Delano to the Holders on a pro rata basis. Each Holder shall have the right to vote the Escrow Shares held in escrow for the account of such Holder so long as such Escrow Shares are held in escrow, and Delano and the Custodian, but only as directed in writing by Delano, shall take all steps necessary to allow the exercise of such rights. While the Escrow Shares remain in the Custodian's possession pursuant to this Escrow Agreement, the Holders shall retain and shall be able to exercise all other incidents of ownership of the Escrow Shares that are not inconsistent with the terms and conditions hereof.

          1.5 NO ENCUMBRANCE. None of the Total Escrow or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law or by a Holder, or may be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of a Holder, prior to the delivery thereof by the Custodian or Delano to such Holder pursuant to this Escrow Agreement.

          1.4 POWER TO TRANSFER TOTAL ESCROW. The Custodian is hereby granted the power to effect any transfer of the Total Escrow provided for in this Escrow Agreement.

     2.   RESOLUTION OF CLAIMS

          2.1 INDEMNIFICATION OBLIGATIONS. The Total Escrow shall serve as the sole source of payment for the indemnity obligations of the Holders under
Article X of the Merger Agreement, except as specifically provided otherwise therein. For the purposes of this Escrow Agreement, those obligations shall continue in accordance with Article X of the Merger Agreement, notwithstanding the merger of Merger Sub into DA pursuant to the Merger Agreement. Payment for any amount determined as provided below to be owing to Delano under such indemnity obligations under the Merger Agreement ("DAMAGES") and any award of attorneys' fees and charges owing to Delano pursuant to Section 2.3(c)(iv) or
11.2 of this Agreement (a "PREVAILING PARTY AWARD") shall be made by the release of Escrow Shares and Cash Escrow to Delano (each such release, an "ESCROW ADJUSTMENT"), subject to the limitations set forth in Section 10.4 of the Merger Agreement. Any Prevailing Party Award to the Holders shall be paid to the Holders. Pursuant to the Merger, each of the Holders is deemed to have agreed to be bound by the indemnification provisions set forth in Article X of the Merger Agreement and to have confirmed that the issuance of the Merger Consideration is subject to this Escrow Agreement. Any Escrow Adjustments and corresponding release to Delano of Escrow Shares and Cash Escrow shall be made in proportion to each of the Holders' interest in the Escrow Shares and Cash Escrow as of the date or dates specified and the manner provided for in this Escrow Agreement. Each Escrow Adjustment to the Total Escrow shall be made by the release to Delano of

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Escrow Shares and Cash Escrow having an aggregate value equal to the Damages and any Prevailing Party Award, with the per share value of such shares being based, for all purposes under this Escrow Agreement on the average closing price of the Delano Common Stock (adjusted for any share dividend, reclassification, stock split, subdivision or combination of shares, recapitalization, merger or other events) for the 10 trading days ending two business days before the payment. In lieu of releasing any fractional Escrow Shares, any fraction of a released
Escrow Share that would otherwise be released shall be rounded up or down to the nearest whole Escrow Share.

     2.2 NOTICE OF CLAIMS. Promptly after the receipt by Delano of notice or discovery of any claim, damage, or legal action or proceeding giving rise to indemnification rights under the Merger Agreement (a "CLAIM"), Delano shall give the Indemnification Representative written notice of such Claim and shall provide a copy of such notice to the Custodian. Each notice of a Claim by Delano (a "NOTICE OF CLAIM") shall be in writing and shall be delivered on or before the Release Date (as defined in Section 3.1 below). No Claim shall be submitted by Delano until the Threshold Amount (as defined in the Merger Agreement) has been met.

     2.3 RESOLUTION OF CLAIMS. Any Notice of Claim received by the Indemnification Representative and the Custodian pursuant to Section 2.2 above shall be resolved as follows:

          (a) UNCONTESTED CLAIMS. In the event that the Indemnification Representative does not contest a Notice of Claim (an "UNCONTESTED CLAIM") in writing within thirty (30) calendar days, as provided below in Section 2.3(b), Delano may deliver to the Custodian, with a copy to the Indemnification Representative, a written demand by Delano (a "DELANO DEMAND") stating that a Notice of Claim has been given as required in this Escrow Agreement and that no notice of contest has been received from the Indemnification Representative during the period specified in this Escrow Agreement and further setting forth the proposed Escrow Adjustments to be made in accordance with this Section 2.3(a). Within thirty (30) calendar days after receipt of the Delano Demand, the Indemnification Representative may object in a written notice delivered to Delano and the Custodian to the computations or other administrative matters relating to the proposed Escrow Adjustments (but may not object to the validity or amount of the Claim previously disclosed in the Notice of Claim), whereupon neither the Custodian nor Delano shall make any of the Escrow Adjustments until either: (i) Delano and the Indemnification Representative shall have given the Custodian written notice setting forth agreed Escrow Adjustments, or (ii) the matter is resolved as provided in Sections 2.3(b) and 2.3(c). Upon satisfaction of the foregoing, the Custodian, as directed in writing by Delano, and Delano shall promptly take all steps to implement the final Escrow Adjustments.

          (b) CONTESTED CLAIMS. In the event that the Indemnification Representative gives written notice to Delano and the Custodian contesting all or a portion of a Notice of Claim (a "CONTESTED CLAIM") within the 30-day period provided above, matters that are subject to third party claims against Delano or DA in a litigation or arbitration proceeding shall await the final decision, award or settlement of such litigation or arbitration, while matters that arise between Delano on the one hand and DA and/or the Holders on the other hand, including any disputes regarding performance or nonperformance of a party's obligations under this Escrow Agreement ("ARBITRABLE CLAIMS") shall be settled in accordance with Section 2.3(c) below. Any portion of a Notice of Claim that is not contested or is subsequently settled by Delano and the Indemnification Representative shall be resolved as set forth above in Section 2.3(a). If written notice is received by the Custodian that a Notice of Claim is contested by the Indemnification Representative, then the Custodian shall hold hereunder after what would otherwise be the Release Date (as defined in Section 3.1 below), the number of Escrow Shares and amount of Cash Escrow specified in the Release Notice or as otherwise provided in Section 3.1,

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until the earlier of: (i) receipt of a settlement agreement executed by Delano and the Indemnification Representative setting forth a resolution of the Notice of Claim and the Escrow Adjustments; (ii) receipt of a written notice from Delano (a "DELANO DISTRIBUTION NOTICE") attaching a copy of the final award or decision of the arbitrator and setting forth the Escrow Adjustments (Delano shall at the same time provide a copy of the Delano Distribution Notice to the Indemnification Representative); or (iii) receipt of a written notice from the Indemnification Representative (a "REPRESENTATIVE DISTRIBUTION NOTICE") attaching a copy of the final award or decision of the arbitrator that no Escrow Adjustments are to be made as a result of such award (the Indemnification Representative shall at the same time provide a copy of the Representative Distribution Notice to Delano). If the earliest of the three events described in the preceding sentence is (i) or (ii), the Custodian shall, within twenty (20) calendar days of receipt of the settlement agreement or the Delano Distribution Notice, as applicable, (a) release to Delano the number of Escrow Shares and amount of Cash Escrow specified in the Escrow Adjustments and (b) if the Release Date has occurred, and there are no remaining unresolved Contested Claims, release to the Holders the balance of the Escrow Shares and the Cash Escrow. If the earliest of the three events described above is (iii) and the Release Date has occurred, the Custodian shall, within twenty (20) calendar days of receipt of the Representative Distribution Notice, release to the Holders the Retained Escrow (as defined in, and subject to the provisions of, Section 3.1), in accordance with the Holders' interests therein, provided that if the Release Date has not occurred the Escrow Shares and Cash Escrow shall continue to be held pursuant to the terms of this Agreement. If the award or decision of the arbitrator concludes that Escrow Shares and Cash Escrow are to be released to Delano either in satisfaction of Damages or as Prevailing Party Awards, the arbitrator shall specify the number of Escrow Shares and amount of Cash Escrow to be so released to Delano either in the arbitrator's final award or decision or a supplementary report or finding.

          (c)  ARBITRATION.

               (i) ARBITRATION RULES. Any Arbitrable Claim, and any dispute between the Holders and Delano under this Escrow Agreement, shall be submitted to final and binding arbitration before a single arbitrator in Boston, Massachusetts in accordance with the commercial arbitration rules of the American Arbitration Association.

               (ii) BINDING EFFECT. The final decision of the arbitrator shall be furnished in writing to the Custodian, the Indemnification Representative, the Holders and Delano and will constitute a conclusive determination of the issue in question, binding upon the Holders, the Indemnification Representative and Delano. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve an Arbitrable Claim. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof.

               (iii) COMPENSATION OF ARBITRATOR. The arbitrator will be compensated for his or her services, as provided below in Section 2.3(c)(iv), in accordance with the commercial arbitration rules of the American Arbitration Association.

               (iv) PAYMENT OF COSTS. The substantially prevailing party, as determined by the arbitrator, in any arbitration pursuant to this Agreement shall be entitled to an award of attorneys' fees and costs, and all costs of arbitration, including those provided for above, will be paid by the losing party, subject in each case to a determination by the arbitrator as to which party is the substantially prevailing party and the amount of such fees and costs to be allocated to such party and subject to the terms of Section 2.3(c)(iii). Any amounts payable to Delano by or on account of the

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Holders under this subsection will be reimbursed as if the amount of such awarded fees and expenses were an Uncontested Claim.

               (v) TERMS OF ARBITRATION. The arbitrator chosen in accordance with these provisions shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Escrow Agreement, the Merger Agreement or any other documents that are executed in connection therewith.

               (vi) EXCLUSIVE REMEDY. Arbitration or mediation under this
Section 2.3(c) shall be the sole and exclusive remedy of the parties for any Arbitrable Claim arising out of this Escrow Agreement.

     3.   RELEASE FROM ESCROW

          3.1 RELEASE OF TOTAL ESCROW SHARES. The Total Escrow shall be released by the Custodian and Delano as soon as practicable, taking into account the notices to be delivered under this Section 3.1, after the first anniversary of the date of this Escrow Agreement (the "RELEASE DATE") LESS: (a) any Escrow Shares and Cash Escrow delivered to or deliverable to Delano in satisfaction of Uncontested Claims or Contested Claims which have been settled by the parties hereto, and (b) any of the Escrow Shares and Cash Escrow subject to possible delivery to Delano in accordance with Section 2.3(b) with respect to any then pending Contested Claims. Within ten (10) of the Custodian's business days ("BUSINESS DAYS") after the Release Date, Delano and the Indemnification Representative shall deliver to the Custodian a written notice (a "RELEASE NOTICE") setting forth the number of Escrow Shares and amount of Cash Escrow to be released by the Custodian and Delano (the "RELEASED ESCROW") including the number of Escrow Shares to be released to each Holder and the number of Escrow Shares and amount of Cash Escrow to be retained as provided in this Section 3.1 (the "RETAINED ESCROW"). Delano and the Indemnification Representative shall make a good faith effort to agree on a reasonable portion of the Escrow Shares and Cash Escrow to retain for pending Contested Claims and Prevailing Party Awards and related expenses. Until such agreement is reached, or a determination is made in accordance with Section 2.3(c), the remaining Total Escrow shall be the Retained Escrow. The Released Escrow shall be released to the Holders in proportion to their respective interests in the Initial Escrow Shares and Initial Cash Escrow. In lieu of releasing any fractional Escrow Shares, any fraction of a released Escrow Share that would otherwise be released shall be rounded to the nearest whole Escrow Share. Within ten (10) Business Days after receipt of the Release Notice, Delano shall instruct the Custodian to deliver (by registered mail or overnight courier service) to each Holder evidence of ownership of the number of Escrow Shares in the names of the appropriate Holders and checks for the amount of cash payable to such Holders. The Custodian shall not be required to take such action until the Custodian has received the Release Notice executed by Delano and the Indemnification Representative or, in the event Delano and the Indemnification Representative fail to execute and deliver a jointly approved Release Notice, a final award or decision which specifies the distribution of the Escrow Shares.

          3.2 RELEASE OF RETAINED ESCROW. Upon the resolution of Contested Claims as provided for in Section 2.3(b), the Retained Escrow shall be subject to release by the Custodian to Delano and/or to the Holders in accordance with
Section 2.3(b), this Section and as otherwise provided for in this Escrow Agreement. The Custodian and Delano shall cause the transfer agent to transfer to Delano the number of Escrow Shares and amount of Cash Escrow to be released to Delano pursuant to written direction and Section 2.3(b) and reissue certificates for Escrow Shares that are to be either distributed to the Holders pursuant to Section 3.1 or further retained by the Custodian pending the

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resolution of Contested Claims and/or Prevailing Party Awards. Any Escrow Shares
released from escrow to Delano shall be subject to cancellation by Delano without requiring Delano to pay any consideration whatsoever in receipt thereof to DA or any of the Holders.

          3.3 EXPENSES OF INDEMNIFICATION REPRESENTATIVE. The Indemnification Representative shall be entitled to be reimbursed his reasonable out-of-pocket expenses and the reasonable fees and disbursements of counsel retained by him. Such reimbursements shall be treated as an Uncontested Claim to be paid out of the Cash Escrow on a pro rata basis among the contributors to the Total Escrow, for all services performed pursuant to the Merger Agreement and this Escrow Agreement. The Custodian shall follow the joint written instructions of the Indemnification Representative and Delano concerning the release of Cash Escrow relating to the reimbursement of the Indemnification Representative. If upon termination of this Agreement, the Indemnification Representative shall not have received the reimbursements to which he is entitled hereunder, then the Indemnification Representative shall be entitled to reimbursement from the Holders on a joint and several basis.

          3.4 INCUMBENCY CERTIFICATE PROVISION. Each of Delano and the Indemnification Representative shall file with the Custodian a certificate of incumbency setting forth the names of the individuals authorized to give instructions, directions or other instruments to the Custodian (each an "Authorized Person"), together with specimen signatures of such persons, and the Custodian shall be entitled to rely on the latest certificate of incumbency filed with it unless it receives notice, in accordance with section 11.4 of this Escrow Agreement, of a change in Authorized Persons with updated specimen signatures.

          3.5 DUTIES ONLY AS SET FORTH. In the event that the Custodian shall be uncertain as to its duties or rights hereunder or shall receive instructions with respect to the Escrow Agreement which, in its sole determination, are in conflict either with other instructions received by it or with any provision of this Escrow Agreement, it (a) shall be entitled to hold the Total Escrow, or a portion thereof, pending the resolution of such uncertainty to the Custodian's sole satisfaction, by final judgment of a court of competent jurisdiction, or
(b) at its sole option, may deposit the Total Escrow, or a portion thereof, with the clerk of a court of competent jurisdiction. Upon deposit by the Custodian of the Total Escrow, or such portion thereof, with the clerk of any court, the Custodian shall be relieved of any further obligations hereunder, and released from all liability arising after such deposit, with respect to such deposit.

     4.   CUSTODIAN

          4.1 DUTIES. The duties and responsibilities of the Custodian hereunder shall be entirely administrative and not discretionary and shall be determined solely by the express provisions of this Escrow Agreement and no duties shall be implied. The Custodian shall be obligated to act only in accordance with written instructions received by it as provided in this Escrow Agreement and is authorized hereby to comply with any orders, judgments, or decrees of any court with or without jurisdiction and shall not be liable as a result of its compliance with the same. The duties and obligations of the Custodian shall be determined by the provisions hereof and by the provisions of applicable law and accordingly, the Custodian shall only be responsible for the performance of such duties and obligations as it has undertaken herein or as required by applicable law. The Custodian shall retain the right not to act and shall be held not to be liable for refusing to act unless it has received clear and reasonable documentation which complies with the terms of this trust agreement. Such

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documentation must not require the exercise of any discretion or independent judgment on the part of the Custodian.

          4.2 LEGAL OPINIONS. As to any questions arising in connection with the administration of this Escrow Agreement, the Custodian may rely absolutely upon the joint instruction of Delano and the Indemnification Representative or the opinions given to the Custodian by its outside counsel and shall be free of liability for acting or refraining from acting in reliance on such opinions. The Custodian may employ or retain such counsel, who may but need not be counsel for Delano, the Holders or Indemnification Representative, and such other experts, advisors, agents or agencies as it may in its discretion require for the purpose of discharging its duties hereunder and the Custodian may act and shall be protected in acting in good faith on the opinion or advice or on information obtained from any such parties and shall not be responsible for any misconduct on the part of any of them. The costs of such services shall be added to and be part of the Custodian's fees hereunder.

          4.3 SIGNATURES. The Custodian may rely absolutely upon the genuineness and authorization of the signature and purported signature of any party upon any instruction, notice, release, receipt or other document delivered to it pursuant to this Escrow Agreement.

          4.4 RECEIPTS AND RELEASES. The Custodian may, as a condition to the disbursement of monies or disposition of securities as provided herein, require from the payee or recipient a receipt therefor and, upon final payment or disposition, a release of the Custodian from any liability arising out of its execution or performance of this Escrow Agreement, such release to be in a form reasonably satisfactory to the Custodian.

          4.5 REFRAIN FROM ACTION. The Custodian shall be entitled to refrain from taking any action contemplated by this Escrow Agreement in the event it becomes aware of any dispute between DA, the Holders and Delano as to any material facts or as to the happening of any event precedent to such action.

          4.6 OTHER PROVISIONS. The Custodian may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Custodian shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. The Custodian shall be not be liable for any action taken or omitted by it in good faith unless a court of competent jurisdiction determines that the Custodian's willful misconduct, gross negligence or bad faith was the primary cause of a loss to Delano, the Indemnification Representative, or the Holders. In the administration of this Escrow Agreement, the Custodian may execute any of its powers and perform its duties hereunder directly or through agents or attorneys and may, consult with counsel, accountants and other skilled persons to be selected and retained by it. The Custodian shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons.

          4.7 DISBURSEMENT OF FUNDS. The Custodian will disburse moneys according to this Escrow Agreement only to the extent such monies have been received by it. No provision of this Escrow Agreement shall require the Custodian to expend or risk its own funds or otherwise incur financial liability in the performance of its duties or in the exercise of any of its rights or powers unless indemnified as aforesaid.

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          4.8  PAYMENTS BY CUSTODIAN. The forwarding of a cheque by the
Custodian will satisfy and discharge the liability for any amounts due to the extent of the sum or sums represented thereby (plus the amount of any tax deducted or withheld as required by law) unless such cheque is not honoured on presentation; provided that in the event of non-receipt of such cheque by the payee, or loss or destruction thereof, the Custodian upon being furnished with reasonable evidence of such non-receipt, loss or destruction and indemnity reasonably satisfactory to it, will issue to such payee a replacement cheque for the amount of such cheque.

     5.   INDEMNIFICATION

          5.1 WAIVER AND INDEMNIFICATION. Delano, DA, the Indemnification Representative and the Holders agree to and hereby do waive any suit, claim, demand or cause of action of any kind which they may have or may assert against the Custodian arising out of or relating to the execution or performance by the Custodian of this Escrow Agreement, unless such suit, claim, demand or cause of action is based upon the willful neglect or gross negligence or bad faith of the Custodian. Delano, DA and the Holders further agree, jointly and severally, to indemnify and hold Custodian and its directors, officers, agents and employees (collectively, the "INDEMNITEES") harmless from and against any and all claims, liabilities, losses, damages, fines, penalties, and expenses, including out-of-pocket, incidental expenses, legal fees and expenses, and the allocated costs and expenses of in-house counsel and legal staff ("LOSSES") that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them for following any instructions or other directions upon which the Custodian is authorized to rely pursuant to the terms of this Escrow Agreement. In addition, to and not in limitation of the immediately preceding sentence, Delano, DA and the Holders also agree, jointly and severally, to indemnify and hold the Indemnitees and each of them harmless from and against any and all Losses that may be imposed on, incurred by, or asserted against the Indemnitees or any of them in connection with or arising out of the Custodian's performance under this Escrow Agreement, provided the Custodian has not acted with gross negligence, willful neglect or bad faith. The provisions of this Section 5.1 shall survive the termination of this Escrow Agreement and the resignation or removal of the Custodian for any reason. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Custodian be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Custodian has been advised of such loss or damage and regardless of the form of action. Notwithstanding the foregoing, a Holder's liability under this Section 5.1 shall not exceed such Holder's share of the Retained Escrow.

          5.2 CONDITIONS TO INDEMNIFICATION. In case any litigation is brought against the Custodian in respect of which indemnification may be sought hereunder, the Custodian shall give prompt notice of that litigation to the parties hereto, and the parties upon receipt of that notice shall have the obligation and the right to assume the defense of such litigation with counsel reasonably satisfactory to the Custodian; provided that failure of the Custodian to give that notice shall not relieve the parties hereto from any of their obligations under this Section 5 unless that failure prejudices the defense of such litigation by said parties. At its own expense, the Custodian may employ separate counsel and participate in the defense, provided that if the Custodian reasonably determines that a conflict of interest or other circumstance wherein its best interests would not be adequately represented exist that make representation by counsel chosen by the parties not advisable, the reasonable fees and disbursements of such other counsel shall be paid by the parties hereto and not by the Custodian. The parties hereto shall not be liable for any settlement without their respective consents.

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     6.   ACKNOWLEDGMENT BY THE CUSTODIAN

     By execution and delivery of this Escrow Agreement, the Custodian acknowledges that the terms and provisions of this Escrow Agreement are acceptable and it agrees to carry out the provisions of this Escrow Agreement on its part.

     7.   RESIGNATION OR REMOVAL OF CUSTODIAN; SUCCESSOR

          7.1 RESIGNATION OR TERMINATION. The Custodian may resign from its duties and obligations hereunder upon giving to the Indemnification Representative and Delano not less than thirty (30) days prior notice in writing or such shorter notice as the Indemnification Representative and Delano may accept as sufficient. If the Custodian resigns, is dissolved, becomes bankrupt, goes into liquidation or otherwise becomes incapable of acting hereunder, the Indemnification Representative and Delano shall forthwith appoint a new custodian, failing such appointment the retiring custodian at Delano's expense may apply to a Judge of Ontario Court (General Division) on such notice as such judge may direct for the appointment of a new custodian. Any successor appointed under this provision shall be a corporation authorized to carry on business of a trust company in the Province of Ontario. On any new appointment, the new custodian shall be vested with the same powers, rights, duties, and responsibilities as if it had been originally named herein as Custodian, without any further assurance, conveyance, act or deed, but there shall immediately be executed at the expense of the Indemnification Representative and Delano all such conveyances or other instruments as may, in the opinion of counsel, be necessary or advisable for the purpose of assuring the same to the new custodian. At the request of the Indemnification Representative and Delano or the new custodian, the retiring Custodian, upon payment of the amounts, if any, due to it, shall duly assign, transfer and deliver to the new custodian all funds, agreements and other documents kept by the retiring Custodian hereunder or in connection herewith. Should the Indemnification Representative and Delano fail to appoint a new Custodian, notice of which is to be provided to the Custodian, then the retiring Custodian shall cease its functions at the expiration of the period of notice and may retain all and any property in its possession hereunder on a merely safekeeping basis, at a fee to be reasonably determined by the Custodian.

Any corporation into or with which the Custodian may be merged or consolidated or amalgamated, or any corporation succeeding to the corporate trust and/or stock transfer business of the Custodian, shall be a successor to the Custodian hereunder without any further act on its part or of any of the parties hereto, provided that such corporation would be eligible for appointment as a new Custodian under this subsection.

          7.2 SUCCESSORS. Every successor appointed hereunder shall execute, acknowledge and deliver to its predecessor, and also to the Indemnification Representative and Delano, an instrument in writing accepting such appointment hereunder, and thereupon such successor, without any further act, shall become fully vested with all the duties, responsibilities and obligations of its predecessor; but such predecessor shall, nevertheless, on the written request of its successor or any of the parties hereto, execute and deliver an instrument or instruments transferring to such successor all the rights of such predecessor hereunder, and shall duly assign, transfer and deliver all property, securities and monies held by it pursuant to this Escrow Agreement to its successor. Should any instrument be required by any successor for more fully vesting in such successor the duties, responsibilities, and obligations hereby vested or intended to be vested in the predecessor, any and all such instruments in writing shall, on the request of any of the other parties hereto, be executed, acknowledged, and delivered by the predecessor.

          7.3 NEW CUSTODIAN. In the event of an appointment of a successor, the predecessor shall cease to be custodian of any funds, securities or other assets and records it may hold pursuant to this Escrow Agreement, and the successor shall become such custodian.

          7.4 RELEASE. Upon acknowledgment by any successor Custodian of the receipt of the then remaining balance of the Escrow Shares, the then acting Custodian shall be fully released and relieved of all duties, responsibilities and obligations under this Escrow Agreement that may arise and accrue thereafter.

          7.5 SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns. In particular, the parties acknowledge that effective June 30, 2000, Computershare Investor Services Inc, ("Computershare") acquired the Stock Transfer business of the Custodian. The parties hereto agree that the Custodian may assign its rights and duties under the Agreement to Computershare, or its successor, without the need for any further notice, advice or approval. Further, the parties hereto acknowledge and agree that Computershare may be continued as a federal trust company, at which time, if Computershare shall become assignee hereunder, such trust company shall become the Custodian hereunder without further act or formality.

          7.6 DEPOSIT OF SECURITIES. The Custodian shall not be responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any security deposited with it.

          7.7 UNCLAIMED INTEREST ON DISTRIBUTION. Upon termination of the Escrow, Custodian shall hold any amount of interest or other distributable amount which is unclaimed or which cannot be paid for any reason, the Custodian shall be under no obligation to invest or reinvest the same but shall only be obligated to hold the same on behalf of the person or persons entitled thereto in a current or other non-interest bearing account pending payment to the person or persons entitled thereto. The Custodian shall be entitled to retain for its own account any benefit earned by the holding of such amount of unclaimed or unpaid interest or such other unclaimed or unpaid distributable amount prior to its disposition in accordance with this section. The Custodian shall, as and when required by law, and may at any time prior to such required time, pay all or part of such interest or other distributable amount so held to the Public Custodian (or other appropriate government official or agency) whose receipt shall be a good discharge and release of the Custodian.

          7.8 DELIVERY OF CERTIFICATES. The Custodian shall incur no liability with respect to the delivery or non-delivery of any certificate or certificates whether delivered by hand, mail or any other means.

          7.9 APPOINTMENT OF AND RELIANCE ON AGENTS. The Escrow Agent may employ such experts, advisers, agents or agencies as it may reasonably require for the purpose of discharging its duties hereunder and shall not be responsible for the negligent actions or misconduct of such parties or any of them.

     8.   FEE

     The Custodian will be paid by Delano as billed for services and expenses hereunder in accordance with the fee schedule attached hereto as EXHIBIT 8. In the event that the Custodian is made a party to litigation with respect to the property held hereunder, or brings an action in interpleader, or in the event that the conditions to this Escrow Agreement are not promptly fulfilled, or the Custodian is required to render any service not provided for in this Escrow Agreement and fee schedule, or there is any assignment of the interests of this Escrow Agreement or any modification hereof, the Custodian shall be entitled to reasonable compensation from Delano for such extraordinary services and reimbursement for all fees, costs, liability, and expenses, including attorneys fees and expenses. Delano shall pay to the Custodian from time to time remuneration for its services hereunder and will pay or reimburse the Custodian, upon its request, for all expenses, disbursements and advances incurred or made by the Custodian in the administration or execution of this Escrow Agreement (including the reasonable fees and disbursements of its counsel and all other advisors and assistants not regularly in its employ), except any such expense, disbursement or advance as may arise from its own gross negligence, willful default, misconduct or bad faith. Any amount owing under this Section 8 and unpaid 30 days after request for such payment, will bear interest from the expiration of such 30 days at a rate per annum equal to the then current rate charged by the Custodian, payable on demand. The obligation in this Section 8 shall survive the resignation or removal of the Custodian.

     9.   INDEMNIFICATION REPRESENTATIVE

          9.1 APPOINTMENT AND AUTHORITY. For purposes of this Escrow Agreement, the Holders have, by the execution of this Escrow Agreement, irrevocably consented to the appointment of the Indemnification Representative as representative of the Holders and as the attorney-in-fact for and on behalf of each Holder, and, subject to the express limitations set forth below, the taking by the Indemnification Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Escrow Agreement, including but not limited to the exercise of the power to: (i) authorize delivery to Delano of the Escrow Shares, or any portion thereof, in satisfaction of Claims otherwise in connection with an Escrow Adjustment, (ii) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such Claims, (iii) resolve any Claims, and (iv) take all actions necessary in the judgment of the Indemnification Representative for the accomplishment of the foregoing and all of the other terms, conditions, and limitations of this Escrow Agreement. Any notice given to the Indemnification Representative will constitute notice to each and all of the Holders at the time notice is given to the Indemnification Representative. Any action taken by, or notice or instruction received from, the Indemnification Representative will be deemed to be an action by, or notice or instruction from, each and all of the Holders. Delano and the Custodian will disregard any notice or instruction received from any Holder other than the Indemnification Representative with regard to this Escrow Agreement. The Indemnification Representative shall have unlimited authority and power to act on behalf of each Holder with respect to this Escrow Agreement and the disposition, settlement, or other handling of all Claims, notices, rights, or obligations arising under this Escrow Agreement so long as all Holders are treated in the same manner (in respect of their proportional interests in the Escrow Shares).

          9.2 INDEMNIFICATION. The Indemnification Representative shall not suffer any liability or loss for any act performed or omitted to be performed by him under this Escrow Agreement in the absence of adjudicated gross negligence, bad faith or willful misconduct. The Indemnification Representative may consult with counsel and other experts as may be reasonably necessary to advise him with respect to his rights and obligations hereunder and shall be fully protected by any act taken, suffered, permitted, or omitted in good faith in accordance with the advice of such counsel and experts except for notices and other documents delivered by the Indemnification Representative pursuant to this Escrow Agreement. The Indemnification Representative shall not be responsible for the sufficiency or accuracy of the form, execution, validity, or genuineness of documents or securities now or hereafter deposited hereunder, or of any endorsement thereof or for any lack of endorsement thereon, or for any description therein, nor shall he be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any such document, security or endorsement, and the Indemnification Representative shall be fully protected in relying upon any written notice, demand, certificate or document which he in good faith believes to be genuine.

          9.3 DEATH OR DISABILITY; SUCCESSORS. In the event of the death or permanent disability of the Indemnification Representative, or his resignation a the Indemnification Representative, Barry Davis shall serve as the Indemnification Representative. If Mr. Davis is unwilling or unable to serve, then a successor Indemnification Representative shall be elected by a majority vote of the Holders, with each Holder to be given a vote equal to his proportionate share of the Escrow Shares. The Holders shall cause to be delivered to Delano and the Custodian prompt written notice of such election of a successor Indemnification Representative. Each successor Indemnification Representative shall have all of the power, authority, rights, and privileges conferred by this Agreement upon the original Indemnification Representative, and the term, "INDEMNIFICATION REPRESENTATIVE" as used herein shall be deemed to include any successor Indemnification Representative.

     10.  TERMINATION; DEFICIENCY CLAIMS

          This Escrow Agreement and the escrow created hereby shall terminate following Custodian's delivery, and Delano's release of all remaining Escrow Shares to the Holders and/or Delano pursuant to Section 2 or 3.

     11.  MISCELLANEOUS PROVISIONS

          11.1 PARTIES IN INTEREST. This Escrow Agreement is not intended, nor shall it be construed, to confer any enforceable rights on any Person not a party hereto. All of the terms and provisions of this Escrow Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

          11.2 ATTORNEYS' FEES. In the event of any action to enforce any provision of this Escrow Agreement, or on account of any default under or breach of this Escrow Agreement, the substantially prevailing party in such action shall be entitled to recover, in addition to all other relief, from the other party all attorneys' fees incurred by the substantially prevailing party in connection with such action (including, but not limited to, any appeal thereof), but only from the Retained Escrow in the case of the Holders.

          11.3 ENTIRE AGREEMENT. This Escrow Agreement constitutes the final and entire agreement among the parties with respect to the subject matter hereof and supersedes all prior arrangements or understandings.

          11.4 NOTICES. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier or (iv) by fax upon written confirmation (including the automatic confirmation that is received from the recipient's fax machine) of receipt by the recipient of such notice:

     IF TO DELANO:                    Delano Technology Corporation
                                      302 TownCentre Blvd.
                                      Markham, Ontario
                                      L3R 0E8
                                      Attention:  David L. Lewis
                                      Telephone No.:  (905) 947-2137
                                      Fax No.:  (905) 947-2150

                                      WITH COPIES TO:
                                      Testa, Hurwitz & Thibeault, LLP
                                      125 High Street
                                      Boston, MA 02110
                                      Attention:  F. George Davitt
                                      Telephone No.: (617) 248-7000
                                      Fax No.: (617) 248-7100

     IF TO DELANO'S
     TRANSFER AGENT:                  Montreal Trust Company of Canada
                                      c/o Computershare Investor Services
                                      100 University Ave., 11th Floor
                                      Toronto, Ontario
                                      M5J 2Y1
                                      Attention: Senior Manager, Client Services
                                      Telephone No.:  (416) 263-9200
                                      Fax No.:  (416) 981-9800

     IF TO THE INDEMNIFICATION        William Reisler
     REPRESENTATIVE:                  Kansas City Equity Partners
                                      233 West 47th Street
                                      Kansas City, Missouri 64112
                                      Telephone No.:  (816) 960-1771
                                      Fax No:  (816) 960-1777


                                      WITH COPIES TO:
                                      Bryan Cave LLP

                                      Attention:
                                      Telephone No.:
                                      Fax No:

     IF TO THE CUSTODIAN:             Montreal Trust Company of Canada
                                      c/o Computershare Investor Services
                                      100 University Ave., 11th Floor
                                      Toronto, Ontario
                                      M5J 2Y1

                                      Attention: Senior Manager, Client Services
                                      Telephone No.:  (416) 263-9200
                                      Fax No.:  (416) 981-9777

     Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 11.4.

          11.5 CHANGES. The terms of this Escrow Agreement may not be modified or amended, or any provisions hereof waived, temporarily or permanently, except pursuant to the written agreement of Delano, the Indemnification Representative and the Custodian.

          11.6 SEVERABILITY. If any term or provision of this Escrow Agreement or the application thereof as to any Person or circumstance shall to any extent be invalid or unenforceable, the remaining terms and provisions of this Escrow Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Escrow Agreement shall be valid and enforceable to the fullest extent permitted by law.

          11.7 COUNTERPARTS. This Escrow Agreement may be executed in two or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument. The execution and delivery of a Signature Page to Escrow Agreement in the form annexed to this Escrow Agreement by any party hereto who shall have been furnished the final form of this Escrow Agreement shall constitute the execution and delivery of this Escrow Agreement by such party.

          11.8 HEADINGS. The headings of the various sections of this Escrow Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Escrow Agreement.

          11.9 GOVERNING LAW. This Escrow Agreement shall be construed and controlled by the laws of the Province of Ontario and the federal laws of Canada applicable therein. DA, the Holders and the Indemnification Representative consent to jurisdiction and venue in the state and federal courts in Boston, Massachusetts.

          11.10 BINDING EFFECT. This Escrow Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, affiliates, successors and assigns.

          11.11 ASSIGNMENT AND ENUREMENT. The parties hereto acknowledge and agree, and any beneficiaries hereunder are hereby deemed to have acknowledged and agree:

               (a) This Escrow Agreement shall enure to the benefit of and be binding on the parties to this Escrow Agreement and each of their heirs, executors, administrators, successors and assigns. Any corporation which purchases all or substantially all of the Custodian's corporate trust business shall become a party to this Agreement without the necessity of entering into a supplemental agreement, or of any other formality;

               (b) That effective June 30, 2000, Computershare Investor Services Inc. ("Computershare") purchased the Corporate Trust business of the Custodian;

               (c) That the Custodian may, without the consent of any other party, assign all of its rights and duties under this Escrow Agreement, and under any ancillary agreements executed in connection herewith, to such federal trust company as may result from Computershare being continued as a trust company pursuant to the terms of the Trust and Loan Companies Act. Any such assignment shall be effective without the need for any further notice or advice to, or approval of, the parties hereto and without any further act or formality whatsoever.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                        [Signatures immediately follow.]
                       Signature Page to Escrow Agreement

     IN WITNESS WHEREOF, the parties have duly executed this Escrow Agreement as of the day and year first above written.

DELANO TECHNOLOGY CORPORATION           DIGITAL ARCHAEOLOGY CORPORATION

By:
    ----------------------------------
      Title:                            By:
                                            ------------------------------------
                                            Title:


INDEMNIFICATION REPRESENTATIVE:


--------------------------------------
William Reisler


MONTREAL TRUST COMPANY OF CANADA, AS CUSTODIAN

By:
    ----------------------------------
    Authorized Signatory

By:
    ----------------------------------
    Authorized Signatory

HOLDERS:

Name of Holder:
                ----------------------------------

By:
    ----------------------------------
    Title, if any:


Name of Holder:
                ----------------------------------

By:
    ----------------------------------
    Title, if any:

Name of Holder:
                ----------------------------------

By:
    ----------------------------------
       Title, if any: